SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


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                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
               the Securities Exchange Act of 1934




                        January 22, 1997
     --------------------------------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
     --------------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
     --------------------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (206) 924-2345

Item 5.  Other Events

On January 22, 1997, Weyerhaeuser Company issued the following press release announcing its fourth quarter earnings:



"FEDERAL WAY, Wash., - Weyerhaeuser Company today reported net earnings for 1996 of $463 million or $2.34 per common share.
This compares with 1995 net earnings of $983 million or $4.83 per common share, before a special charge. Net sales in 1996 were $11.1 billion, compared to $11.8 billion in 1995.

`1996 was a year of mixed results,' said John W. Creighton, Jr., Weyerhaeuser Company president and chief executive officer. `Lower prices for Pulp, Paper and Packaging products were in sharp contrast with the 1995 record levels, accounting for the decline in our 1996 earnings. Timberlands and Wood Products, driven by solid demand in the United States and Japan, enjoyed continued good results despite weak panel markets. Tight supplies and disruptions related to the countervailing duties on imports from Canada contributed to strong lumber results.'

Fourth-quarter net earnings for 1996 were $98 million, or 50 cents per common share, compared with the prior year's fourth-quarter earnings of $251 million or $1.25 per common share. Net sales in fourth quarter 1996 were $2.8 billion, down from the $3.1 billion for the comparable quarter of 1995.

Operating earnings for Timberlands and Wood Products for 1996 were $805 million, compared to $808 million for the previous year. 1996 fourth quarter operating earnings were $226 million, compared with $183 million in the year-ago quarter.

The company's Pulp, Paper and Packaging businesses had operating earnings of $307 million for the year, down from $1.18 billion for all of 1995. For the fourth quarter of 1996, earnings were $31 million, compared to $304 million in the comparable quarter of 1995.

The company's Real Estate and Financial Services businesses earned $43 million in 1996, compared with $13 million, before a special charge, for the prior year. Those businesses reported $22 million in earnings for the fourth quarter of 1996, compared with $12 million in the year-ago quarter.

`We begin 1997 with unsettled markets in many of our businesses,'
Creighton said. `But we are well positioned to benefit when market conditions improve in our Pulp, Paper and Packaging businesses.'

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal businesses are Timberlands and Wood Products; Pulp, Paper and Packaging; and Real Estate and Financial Services. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest producers of forest products and recyclers of office wastepaper, newspaper and corrugated boxes."


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                       By  /s/ K. J. Stancato
                                           --------------------
                                     Its:  Vice President and Controller

Date:  January 22, 1997